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EXHIBIT 10.22

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made and entered into as of October 1, 2001, by and between Gregory Lang ("Executive") and Integrated Device Technology, Inc., a Delaware corporation and any of its subsidiaries and affiliates as may employ Executive from time to time (collectively the "Company").

WITNESSETH:

        WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company's employment of Executive pursuant to the terms herein stated;

        NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

        1.    Effective and Return Dates.    This Agreement shall be effective as of October 1, 2001 (the "Effective Date"). Notwithstanding the Effective Date, the parties understand and agree that Executive shall be on an approved leave of absence from his employment with the Company for the period commencing on the Effective Date and ending on November 12, 2001 (the "Return Date"). In the event Executive does not return to work on or before Monday, December 3, 2001, this Agreement shall become null and void.

        2.    Position and Duties.

          (a)  The Company hereby agrees to employ Executive and Executive hereby agrees to be employed as President for the "Term of Employment" (as defined in Section 5). In this capacity, Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such offices and position and to such other services of a senior executive nature as may be reasonably requested by the Board of Directors (the "Board") of the Company or the Chief Executive Officer of the Company which may include services for one or more subsidiaries or affiliates of the Company. Executive shall in his capacity as an employee and officer of the Company be responsible to and obey the reasonable and lawful directives of the Board and/or the Chief Executive Officer of the Company.

          (b)  Executive shall devote his full business time and attention to such duties, except for sick leave, reasonable vacations, and excused leaves of absence as more particularly provided herein. Executive shall use his best efforts during the Term of Employment to protect, encourage, and promote the interests of the Company.

          (c)  In the event of Executive's promotion to the position of Chief Executive Officer, this Agreement may be amended as necessary to reflect changes, as appropriate, in Executive's position, title, compensation and benefits.

        3.    Compensation.

          (a)    Base Salary.    The Company shall pay to Executive during the Term of Employment a minimum salary at the rate of three hundred thousand dollars ($300,000) per calendar year and agrees that such salary shall be reviewed at least annually. Such salary shall be payable in accordance with the Company's normal payroll procedures. Executive's annual salary, as set forth above or as it may be increased from time to time by the Board in its sole discretion, shall be referred to hereinafter as "Base Salary."

          (b)    Bonus Compensation.    In addition to the Base Salary, Executive shall be granted 250,000 performance units under the terms of the Company's executive performance unit profit sharing plan, as such may be amended from time to time.

          (c)    Hire-on Bonus.    Executive shall be advanced a one-time hire-on bonus ("Hire-on Bonus") as compensation for commencing employment and remaining an employee for one year in the amount of one hundred fifty thousand dollars ($150,000). Company shall forgive the Hire-on Bonus in twelve substantially equal monthly installments commencing on the Effective Date. In the event Executive's employment is terminated for Cause or without Good Reason (each as defined herein) prior to the first anniversary of the Effective Date, Executive's unpaid Base Salary as of the date of termination shall be offset by the amount of any then-unearned portion of the Hire-on Bonus and Executive hereby agrees to repay to the Company any remaining unforgiven portion of the Hire-on Bonus at the time of termination.

        4.    Benefits.    During the Term of Employment:

          (a)  Executive shall be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, and other fringe benefit programs made available to senior executive employees of the Company from time to time, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Board.

          (b)  Executive shall be allowed vacations and leaves of absence with pay on the same basis as other senior executive employees of the Company.

          (c)  Executive shall be granted nonqualified options to purchase 500,000 shares of the Company's common stock (the "Stock Options"). The Stock Options shall be granted pursuant and be subject to the terms of the Company's stock option plans and customary form of agreements, and shall vest and become exercisable in accordance with the vesting and exercisability schedule generally applicable to stock options granted to similarly situated executives, except for the potential accelerated vesting rights described herein.

          (d)  The Company shall reimburse Executive for reasonable business expenses incurred in performing Executive's duties and promoting the business of the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, following presentation of documentation in accordance with the Company's business expense reimbursement policies.

          (e)  Executive will be eligible to receive temporary living expenses through June, 2002, including reimbursement for temporary housing and flight expenses incurred traveling to and from Oregon. In addition, Executive will receive reimbursement for moving expenses and closing costs associated with his move to the Bay Area from Oregon.

          (f)    Executive will be eligible to enter into a Change of Control Agreement with the Company in a form substantially similar to the Change of Control Agreements entered into between the Company and its other eligible executives.

        5.    Term; Termination of Employment.    As used herein, the phrase "Term of Employment" shall mean the period commencing on the Effective Date and, except as otherwise specifically provided below, ending on the second anniversary of the Effective Date. The parties understand and agree that Executive may still be an "at-will" employee of the Company after the termination of this Agreement. Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:

          (a)    Termination by the Company without Cause.    Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may, at any time, terminate Executive's employment for any reason other than Cause (as defined below). In the event Executive's employment hereunder is terminated by the Company other than for Cause, the Company shall, in accordance with the Company's customary payroll practices, continue to pay to Executive Base Salary and any eligible bonus payments during the period commencing on the effective date of such termination and ending on the last day of his contractual Term of Employment. The company will also continue all medical, dental, vision and life insurance benefits through the contractual

  Term of Employment. In addition, effective as of the date of such termination, the Stock Options shall vest and become exercisable with respect to that number of shares with respect to which the Stock Options would have become vested and exercisable had Executive remained in continuous employment with the Company during the period commencing on the effective date of such termination and ending on the last day of his contractual Term of Employment.

          (b)    Termination for Cause.    The Company shall have the right to terminate Executive's employment at any time for Cause by giving Executive written notice of the effective date of termination (which effective date may, except as otherwise provided below, be the date of such notice). If the Company terminates Executive's employment for Cause, Executive shall be paid his unpaid Base Salary through the date of termination (minus any offset amount pursuant to Section 3(c)) and the Company shall have no further obligation hereunder from and after the effective date of such termination and the Company shall have all other rights and remedies available under this or any other agreement and at law or in equity.

        For purposes of this Agreement, "Cause" shall mean:

          (i)    fraud, misappropriation, embezzlement, or other act of material misconduct against the Company or any of its affiliates;

          (ii)  substantial and willful failure to perform specific and lawful directives of the Board and/or the Chief Executive Officer of the Company, as reasonably determined by the Board and/or the Chief Executive Officer of the Company;

          (iii)  willful and knowing violation of any rules or regulations of any governmental or regulatory body; or

          (iv)  conviction of or plea of guilty or nolo contendere to a felony.

          (c)    Termination on Account of Death.    In the event of Executive's death while in the employ of the Company, his employment hereunder shall terminate on the date of his death and Executive shall be paid his unpaid Base Salary through the contractual Term of Employment. In addition, any other benefits payable on behalf of Executive shall be determined under the Company's insurance and other compensation and benefit plans and programs then in effect in accordance with the terms of such programs.

          (d)    Voluntary Termination by Executive with Good Reason.    Executive may terminate his employment voluntarily for Good Reason (as defined below). In the event Executive's employment hereunder is terminated by Executive with Good Reason, the Company shall, in accordance with the Company's customary payroll practices, continue to pay to Executive Base Salary and any eligible bonus payments during the period commencing on the effective date of such termination and ending on the last day of his contractual Term of Employment. The company will also continue all medical, dental, vision and life insurance benefits through the contractual Term of Employment. In addition, effective as of the date of such termination, the Stock Options shall vest and become exercisable with respect to that number of shares with respect to which the Stock Options would have become vested and exercisable had Executive remained in continuous employment with the Company during the period commencing on the effective date of such termination and ending on the last day of his contractual Term of Employment. Executive shall give the Company at least 30 days' advance written notice of his intention to terminate his employment hereunder with Good Reason.

          (e)    Voluntary Termination by Executive without Good Reason.    In the event that Executive's employment with the Company is voluntarily terminated by Executive without Good Reason, Executive shall be paid his unpaid Base Salary through the date of termination (minus any offset amount pursuant to Section 3(c)) and the Company shall have no further obligation hereunder from and after the effective date of termination and the Company shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity. Executive shall give the Company at least 30 days' advance written notice of his intention to terminate his employment hereunder without Good Reason.

          For purposes of this Agreement, "Good Reason" shall mean any of the following to the extent they are undertaken without Executive's consent:

            (i)    the assignment to Executive of any duties or level of responsibilities that results in any diminution or adverse change of Executive's position, title, authority, circumstances of employment or scope of responsibilities where such conduct has not been cured after forty-five (45) days written notice from Executive;

            (ii)  a reduction by the Company in Executive's Base Salary unless such reduction is part of an officer-wide reduction in compensation to save costs; or

            (iii)  the taking of any action by the Company that would adversely affect Executive's participation in, or reduce Executive's benefits under, the Company's benefit plans (including equity benefits), except to the extent the benefits of all other executives of the Company are similarly reduced where such conduct has not been cured after forty-five (45) days written notice from Executive.

          (f)    Termination on Account of Disability.    To the extent not prohibited by The Americans With Disabilities Act of 1990, if, as a result of Executive's incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the Company and Executive), Executive shall have been absent from the full-time performance of his duties with the Company for 120 consecutive days during any twelve (12) month period or if a physician acceptable to the Company advises the Company that it is likely that Executive will be unable to return to the full-time performance of his duties for 120 consecutive days during the succeeding twelve (12) month period, his employment may be terminated for "Disability." During any period that Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, he shall continue to receive his Base Salary and other benefits provided hereunder, together with all compensation payable to him under the Company's disability plan or program or other similar plan during such period, until Executive's employment hereunder is terminated pursuant to this Section 5(f). Thereafter, Executive's benefits shall be determined under the Company's retirement, insurance, and other compensation and benefit plans and programs then in effect, in accordance with the terms of such programs.

        6.    Confidential Information, Non-Solicitation and Non-Competition.

          (a)  Executive shall execute and abide by the terms and conditions of the Company's standard Employee Proprietary Information and Inventions Agreement, the terms and conditions of which are incorporated herein by reference.

          (b)  During the Term of Employment and thereafter for the period that Executive is receiving payments under Section 5(a) or 5(d) of this Agreement (the "Non- Compete Period"), Executive shall not, directly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity which is competitive with the business of the Company in any geographic area in which the Company is now or shall then be doing business. Executive further agrees that during the Non-Compete Period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the provisions of this Section 6 if such activity were carried out by Executive and, in particular, Executive agrees that he will not induce any employee of the Company to carry out any such activity; provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than five percent (5%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

          (c)  During the Term of Employment and for the greater of (i) one (1) year thereafter, or (ii) the period of time that Executive is receiving payments under Section 5(a) or 5(d) of this Agreement, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any competitor of the Company.

          (d)  Executive recognizes that he will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Executive agrees that, during the Term of Employment, and for the greater of (i) one (1) year thereafter, or (ii) the period of time that Executive is receiving payments under Section 5(a) or 5(d) of this Agreement, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person.

          (e)  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

        7.    Taxes.    All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes.

        8.    Miscellaneous.    This Agreement shall also be subject to the following miscellaneous considerations:

          (a)  Executive and the Company each represent and warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

          (b)  This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company, this Agreement supersedes all prior and existing negotiations and agreements between the parties concerning Executive's employment, and this Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

          (c)  If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

          (d)  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the conflicts of law provisions thereof, except to the extent governed by federal law.

          (e)  The Company may assign this Agreement to any direct or indirect subsidiary or parent of the Company or joint venture in which the Company has an interest, or any successor (whether by merger, consolidation, spin-off, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company or any subsidiary or parent of the Company, and this Agreement shall be binding upon and inure to the benefit of such successors and assigns. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

          (f)    Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans, agreements, or arrangements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans.

          (g)  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the named Executive at the address contained in the Company's records concerning the Executive. All notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company.

          (h)  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          (i)    Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

          (j)    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        9.    Resolution of Disputes.    Any dispute or controversy arising under or in connection with this Agreement may be settled by arbitration, conducted in Santa Clara County, California in accordance with the rules of the American Arbitration Association governing employment disputes as then in effect. The Company and Executive hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 6, and Executive consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond except to the extent otherwise required by applicable law. Each party shall bear its own attorney's fees and costs associated with the preparation for arbitration. The fees and expenses of the American Arbitration Association and the arbitrator shall be borne by the Company.

        10.    Litigation; Venue, Waiver of Jury Trial, Attorneys' Fees.    Should either party decide to pursue litigation of a dispute arising hereunder in a court of law, the parties agree that any such action shall be brought in, and consent to the jurisdiction and venue of, the applicable court(s) located in Santa Clara County, California. Each party hereby waives its right to a trial by jury in connection with any such litigation. Each party shall bear and be responsible for its own attorney's fees and court costs.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE GREGORY LANG	COMPANY INTEGRATED DEVICE TECHNOLOGY, INC.
By:	By:
Address:	Title:

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  EXHIBIT 10.22
EMPLOYMENT AGREEMENT